Exhibit 99.1

Stereotaxis Reports 2019 Third Quarter Financial Results

ST. LOUIS, MO, Nov. 14, 2019 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2019.

“The third quarter was highlighted by successful reengagement with the capital markets, meaningful progress in our commercial growth strategy, and continued innovation and industry collaboration,” said David Fischel, Chairman and CEO. “We are pleased with the methodical progress across all aspects of Stereotaxis.”

“In the quarter, we listed on the NYSE American exchange and closed a $25 million equity financing. These reflect increasing awareness and confidence in Stereotaxis’ significant clinical value and growth opportunity. Stereotaxis is in the strongest financial position in its history, and will use this strength to accelerate the development and commercial introduction of innovations in electrophysiology and beyond.”

“Our revenue growth and net income in the quarter is reflective of the positive impact a resurgence of robotic system sales can have on our financial performance. Stereotaxis continues to make tangible progress in the regulatory process, supply-chain optimization, and commercial discussions necessary for a broad launch of the Genesis RMN® System. As we plan towards 2020 and the broad commercialization of Genesis, we expect an exciting year of significant growth.”

“Development of Stereotaxis’ proprietary catheter continues to advance well in accordance with previously disclosed timelines. The multiple, recently announced collaborations to integrate advanced preoperative mapping information enhance the robotic ecosystem and will increasingly drive personalized patient-specific therapy in electrophysiology.”

Third Quarter 2019 Financial Results

Revenue for the third quarter of 2019 totaled $8.2 million, up 9% from $7.6 million in the prior year third quarter. Recurring revenue for the quarter was $6.3 million and system revenue for the quarter was $1.7 million. System revenue primarily reflects the establishment of a new robotic electrophysiology program.

Gross margin in the quarter was $6.4 million or 78% of revenue, consistent with the 78% reported in the third quarter of 2018. Gross margin on recurring revenue and system revenue were 85% and 61%, respectively. Operating expenses in the third quarter of $6.4 million increased from $6.0 million in the prior year quarter.

Operating and net income for the quarter were both near breakeven, with an operating loss of ($41,000) and net income of $44,000, compared to an operating loss and net loss of ($0.1) million in the third quarter of 2018. Negative free cash flow for the quarter was ($0.4) million.

Cash Balance and Liquidity

At September 30, 2019, Stereotaxis had cash and cash equivalents of $31.7 million and no debt.

Forward Looking Expectations

Stereotaxis’ innovation accomplishments support an expectation of robust revenue growth in 2020, accelerating throughout the year.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 14, 2019, at 9:00 a.m. Eastern Time. To access the conference call, dial 1-800-367-2403 (US and Canada) or 1-334-777-6978 (International) and give the participant pass code 4492256. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ robotic technology has received various regulatory clearances in the United States, European Union, Japan, Canada, China, and elsewhere. The Stereotaxis Genesis RMN System is CE marked and will become available in other global geographies subject to regulatory approvals. Stereotaxis Imaging Model S is CE marked and FDA cleared. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue:
Systems	$1,696,964	$715,484	$1,755,015	$1,043,510
Disposables, service and accessories	6,258,252	6,839,995	19,515,125	21,035,002
Sublease	246,532	-	739,593	-
Total revenue	8,201,748	7,555,479	22,009,733	22,078,512

Cost of revenue:
Systems	665,463	596,869	722,828	1,257,980
Disposables, service and accessories	919,599	1,036,589	2,928,718	3,029,875
Sublease	246,531	-	739,592	-
Total cost of revenue	1,831,593	1,633,458	4,391,138	4,287,855

Gross margin	6,370,155	5,922,021	17,618,595	17,790,657

Operating expenses:
Research and development	1,751,081	2,000,780	7,405,462	5,995,800
Sales and marketing	3,120,632	2,819,101	9,666,975	9,911,514
General and administrative	1,539,648	1,215,920	4,186,277	3,753,703
Total operating expenses	6,411,361	6,035,801	21,258,714	19,661,017
Operating loss	(41,206)	(113,780)	(3,640,119)	(1,870,360)

Other income	-	-	-	2,590,361
Interest income (expense)	84,954	(2,515)	133,329	(33,271)
Net income (loss)	$43,748	$(116,295)	$(3,506,790)	$686,730
Cumulative dividend on convertible preferred stock	(360,647)	(361,447)	(1,071,351)	(1,072,553)
Net loss attributable to common stockholders	$(316,899)	$(477,742)	$(4,578,141)	$(385,823)

Net loss per share attributed to common stockholder:
Basic	$(0.00)	$(0.01)	$(0.07)	$(0.01)
Diluted	$(0.00)	$(0.01)	$(0.07)	$(0.01)

Weighted average number of common shares and equivalents:
Basic	64,294,153	59,008,219	61,405,083	49,733,553
Diluted	64,294,153	59,008,219	61,405,083	49,733,553

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,650,559	$10,796,072
Accounts receivable, net of allowance of $368,191 and $398,847 in 2019 and 2018, respectively	3,830,395	5,021,111
Inventories, net	1,546,716	1,191,666
Prepaid expenses and other current assets	1,022,322	963,700
Total current assets	38,049,992	17,972,549
Property and equipment, net	270,751	343,693
Operating lease right-of-use assets	4,771,187	-
Other assets	214,042	198,365
Total assets	$43,305,972	$18,514,607

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,031,975	$1,726,360
Accrued liabilities	2,641,254	2,642,481
Deferred revenue	5,283,783	5,825,536
Current portion of operating lease liabilities	2,235,465	-
Total current liabilities	11,192,477	10,194,377

Long-term deferred revenue	560,508	407,151
Operating lease liabilities	2,574,469	-
Other liabilities	260,947	641,461
Total liabilities	14,588,401	11,242,989

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 23,780 and 23,900 shares outstanding at 2019 and 2018	5,929,749	5,960,475
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 and no shares outstanding at 2019 and 2018	5,610	-
Common stock, par value $0.001; 300,000,000 shares authorized, 66,677,111 and 59,058,297 shares issued at 2019 and 2018, respectively	66,677	59,058
Additional paid-in capital	503,149,814	478,179,574
Treasury stock, 4,015 shares at 2019 and 2018	(205,999)	(205,999)
Accumulated deficit	(480,228,280)	(476,721,490)
Total stockholders’ equity	22,787,822	1,311,143
Total liabilities and stockholders’ equity	$43,305,972	$18,514,607